UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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National Bank Holdings Corporation (Name of the Registrant as Specified In Its Charter)
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April 22, 2020

Dear Shareholder:

Our upcoming annual meeting of shareholder is on May 5, 2020.  To that end, the following matters are of particular importance to National Bank Holdings Corporation (“NBHC” or the “Company”):

The Company’s Board of Directors recommends a vote FOR our Advisory Vote on Executive Compensation (“Say-on-Pay Proposal”) and the reasons behind this proposal are further set forth in page 23 and pages 27-29 of our proxy statement.

We recognize that some investors consider the input of advisory firm recommendations in their proxy voting decisions. While Institutional Shareholder Services (ISS) recommended that our shareholders vote in accordance with the Board’s recommendations on the Say-on-Pay Proposal, we understand that Glass Lewis & Co. (“Glass Lewis”) recommended against the proposal. We would like to address the pay-for-performance analysis in the 2020 proxy report issued by Glass Lewis as well as the Severe rating under the ESG Analysis section of the report:

1.

2017 Long-Term Incentive Plan Equity Award Payout is Fully Aligned. In its 2019 pay-for-performance analysis, Glass Lewis points out concern with the fact that our 2017 Long Term Incentive Plan Equity Award, which was a three-year award that vested March 1, 2020, was paid out at the maximum performance level.

Facts: 40% of the award is based on relative performance criteria that measures the total shareholder return of NBHC against the KBW Regional Banking Index (KRX), which consists of 49 regional banks - many more than the Glass Lewis peer group as well as NBHC’s peer group.  NBHC ranked in the 90th percentile over that three year period, which well exceeded the 75th percentile established by the Compensation Committee of the Board of Directors of the Company (the “Committee”) as the trigger for the maximum payout for this metric.

The remaining 60% of the award is based on a cumulative earnings per share (EPS) for the Company over the three-year period. The threshold, target and maximum cumulative EPS goals are all quantitative measures, which were established by the Committee at the time of the award grant (in early 2017).  Since the time the award was granted, the Company’s earnings per share have increased over 200% and cumulatively exceeded the maximum payout trigger for this metric.  Glass Lewis also acknowledges that our earnings per share growth has been strong in page 7 of its report.

Conclusion: We believe that the strong achievements in both the relative total shareholder return and cumulative EPS over the last three was aligned with the interests of shareholders and fully supports the calculated maximum payout under the award.

2.	2019 Short-Term Incentive Plan Award Payout is Fully Aligned. Glass Lewis notes that the 2019 Short-Term Incentive Plan Award was paid out at levels above target.

Facts: The payout under the 2019 Short-Term Incentive Plan ranged between 114% and 127.5% (not at maximum) and the Plan is designed to align payouts with appropriate performance goals.

Specifically, the Company’s 2019 Short-Term Incentive Plan included four specific quantitative financial metrics that the Committee established at the beginning of 2019 for measuring 2019’s performance.  Those metrics were Core Net Income, Loan Growth, Deposit Growth and Asset Quality.  Two of the quantitative metrics (Core Net Income and Asset Quality) met and exceeded the 2019 targets established by the Committee, and resulted in above-target payout calculations.  The Loan Growth metric achieved 85% of the established 2019 target goal, and the Deposit Growth metric fell short of reaching the 2019 growth threshold.  Both of these metrics resulted in payouts below target, with the Deposit Growth metric resulting in a zero payout.

Conclusion: We believe that the strong 2019 financial performance in a challenging decreasing interest rate environment, which resulted in a $9.8 million, or 14.2%, higher Core Net Income compared to 2018, was well aligned with the interests of shareholders and fully supports the above target but less than maximum calculated payout under the award.

3.

Peer Group Analysis. Glass Lewis’ selected peer group is very different than the Company’s peer group. We also note that the list of peers that Glass Lewis discloses for the Company is not updated from last year’s peer group for the Company.  The Company’s new peer group for 2019 was revised by the Committee to address changes due to M&A activity, remove outsized peers and ensure the inclusion of smaller peers to ensure a proper mix.

The Company believes that its peer group selected by the Committee reflects a group of peers that are reflective of the business model and service offerings of the Company, and is a better representation of the peer group than the peers selected by Glass Lewis.

Facts: Within the Company’s peer group, we note that the Company’s CEO compensation for 2019 was at the 72nd percentile.  At the same time, the Company’s 2019 EPS Growth, Return on Assets Growth and Return on Equity Growth were all in excess of the 90th percentile (if not at the very top) for this peer group and the 2019 growth in our Tangible Book Value per share out-performed this group as well.

We also disagree with the portrayal that NBHC’s CEO compensation was at the 100th percentile of the peer group that Glass Lewis utilizes to assess pay-for-performance.  Based on the total compensation reported in 2019 proxy statements for these peer banks, both the CEO Compensation and the NEO Compensation was at the 73rd percentile for the CEO and at the 60th percentile for the NEOs as a group.

Moreover, when using the Glass Lewis peer group, the Company’s 2019 EPS Growth, Return on Assets Growth and Return on Equity Growth were all at the 93rd percentile and 2019 growth in Tangible Book Value per share was at the 73rd percentile.

Conclusion: We believe that on a relative basis, both using the Company’s and Glass Lewis’ peer group, we have outperformed and therefore pay has been properly aligned with performance.

4.	Environmental Social Governance (“ESG”) Rating. In a new page of the report this year, there was a rating of Severe in the area of ESG.

Facts: We believe we demonstrate strong governance from an ESG perspective and call your attention to the following as stated in our proxy statement:

Cybersecurity. The Company devotes considerable resources to protect the confidentiality, integrity, and availability of NBH Bank’s systems and data, including associate and client information.  Through coordinated efforts across our information technology, risk management, and third parties, we continuously enhance our suite of cyberdefense and information security capabilities.  Further, the Audit & Risk Committee of the Board of Directors of the Company is updated quarterly on Information Security and Cybersecurity trends and current efforts, and receives an annual report on the Company’s Information Security Risk Assessment efforts.

Community Building. We provide financial support to various charitable organizations within the communities we serve, including Habitat for Humanity, the Women’s Employment Network and Breakthrough Kent Denver. We have also combined charitable donations with community engagement through our annual Do More Charity ChallengeTM event, where our associates and corporate partners have worked together to raise nearly $1.3 million for the benefit of local charities since 2015.

Health & Safety. The Company aims to strengthen our communities by supporting causes and organizations that promote the health and safety of all of our stakeholders. We proudly partner with Hope House, a non-profit serving victims of domestic violence in Kansas City with a mission to stop the cycle of domestic violence and protect families. We are also a proud sponsor and partner of Third Way Center, which helps disadvantaged, homeless and mentally ill youth in Colorado.

We strive for our associates to feel safe and empowered at work. To further these goals, the Company has in place associate training and protocols for preventing, reporting and addressing sexual, discriminatory or other misconduct and prohibits retaliation against an individual because the person reported a concern or assisted with any inquiry or investigation. We also have prudent health and wellness guidelines and policies that promote a safe and healthy work environment for our associates and clients.

Equity, Diversity and Inclusion. From our independent directors to our associates, we believe that equity, diversity and inclusion are important elements in building and sustaining a successful organization and a positive, results-driven culture. In addition to our focus on equity, diversity and inclusion with respect to our Company Board, we have extended that focus to the NBH Bank Board of Directors (the “Bank Board”), which is diverse in experience as well as age, racial and gender diversity. For additional information regarding the Bank Board, please visit www.nationalbankholdings.com. It is also an important goal of the Company to have diverse management that is reflective of our community, clients and associate base. Our organizational commitment to a more inclusive work environment also places an emphasis on engagement, exemplified by our company-wide program developed to foster equality and leadership opportunities for the entire associate base through events with keynote speakers, panels and Q&A forums. Our leadership teams play an integral part in championing women and minorities in business by hosting networking events, serving on panels that foster understanding and engagement, and sponsoring related events, such as the ATHENA leadership awards. Our organizational commitment to equity, diversity and inclusion has been further demonstrated by the recent signing of the CEO Action for Diversity and InclusionTM pledge and the establishment of a multi-disciplinary diversity steering committee focused on furthering these efforts.

Conclusion: We do not believe our efforts in the areas of cybersecurity, community building, health and safety and equity, diversity and inclusion have received full consideration from an ESG perspective.

In summary, our results for 2019 and for the three year period of 2017-2019 reflect strong, if not exceptional, performance, and we strongly believe that the compensation of our named executive officers is commensurate with the level of performance achieved. In addition, we believe we have made great strides in the area of ESG.

Sincerely,

National Bank Holdings Corporation Compensation Committee

/s/ Burney S. Warren, III	/s/ Ralph W. Clermont
Burney S. Warren, III	Ralph W. Clermont
Chair

/s/ Robert E. Dean	/s/ Micho F. Spring
Robert E. Dean	Micho F. Spring

Beginning on April 22, 2020, National Bank Holdings Corporation sent the following email to certain shareholders of the Company:

SUBJECT: NATIONAL BANK HOLDINGS CORPORATION – PROXY STATEMENT

Dear [Shareholder]:

We wanted to point your attention to the filing of our proxy statement for our Annual Meeting of Shareholders as well as our recent letter addressing Glass Lewis’ analysis in their proxy advisory report, both are attached for your reference.

Our Board of Directors recommends a vote FOR our advisory vote on executive compensation.

We are interested in continuing our dialogue and are available to set up a follow up call with you prior to our annual meeting.  Please let us know the best way to set that up.